EXHIBIT (d)(4)


                             SUB-ADVISORY AGREEMENT

         This Agreement, made as of this 2nd day of July, 2001, by and between U.S. Bancorp Piper Jaffray Asset Management, Inc., a Delaware corporation (the "Adviser"), and Clay Finlay Inc., a New York corporation (the "Sub-Adviser").
         WHEREAS, First American Insurance Portfolios, Inc., a Minnesota corporation ("First American"), on behalf of its International Portfolio, a separately managed series of First American (the "Fund"), has appointed the Adviser as the Fund's investment adviser pursuant to an Investment Advisory Agreement dated December 8, 1999 between First American and U.S. Bank National Association, which was assigned to and assumed by the Adviser on May 2, 2001 (the "Advisory Agreement"); and
         WHEREAS, pursuant to the terms of the Advisory Agreement, the Adviser desires to appoint the Sub-Adviser as its sub-adviser for the Fund, and the Sub-Adviser is willing to act in such capacity upon the terms set forth herein; and
                  WHEREAS, the Board of Directors of First American, including a majority of the directors who are not interested persons of First American, has determined that it is in the best interests of the Fund and its shareholders to engage the Sub-Adviser as the Fund's interim sub-adviser, in accordance with Rule 15a-4 under the Investment Company Act of 1940, as amended (the "Act"), pursuant to the terms and conditions of this Agreement, for the period July 2, 2001 through the earliest of (i) 150 days thereafter, (ii) the date on which a new investment advisory agreement is approved by the Fund's shareholders in replacement of this Agreement, or (iii) an earlier termination of this Agreement by First American, as set forth in this Agreement.
         NOW, THEREFORE, the Adviser and the Sub-Adviser agree as follows:
         1. The Adviser hereby retains the Sub-Adviser, and the Sub-Adviser hereby agrees to act, as sub-adviser for, and to manage the investment of the assets of, the Fund as set forth herein. Without limiting the generality of the foregoing, it is specifically understood and agreed by the Adviser and the Sub-Adviser that:
                  (a) The investment of the Fund's assets shall at all times be subject to the investment objectives, policies and restrictions of the Fund as set forth in First American's then-effective Registration Statement under the Securities Act of 1933, as amended, including the Prospectus and Statement of Additional Information of the Fund contained therein. The Adviser shall communicate to the Sub-Adviser any changes or additions to or interpretations of such investment objectives, policies and restrictions of the Fund made by the Board of Directors of First American (the "Board"). The Sub-Adviser shall report to the Adviser and the Board regularly at such times and in such detail as the Adviser or the Board may from time to time request in order to permit the Adviser and the Board to determine the adherence of the Fund to its investment objectives, policies and restrictions.
                  (b) The Sub-Adviser hereby agrees that upon the request of the Board or the Adviser, copies of all records pertaining to the Fund's investments will be provided to First American or to such person as is designated by First American. If a transfer of investment advisory or sub-advisory services with respect to the Fund should occur, the Sub-Adviser will promptly and at its own expense take all steps necessary or appropriate to segregate such records and deliver them to First American or to such person as is designated by First American.
                  (c) Any investment decisions made by the Sub-Adviser on behalf of the Fund shall be subject, in the discretion of the Adviser, to review, approval or ratification by the Adviser.
In acting hereunder the Sub-Adviser shall be an independent contractor and, unless otherwise expressly provided or authorized hereunder or by the Board, shall have no authority to act for or represent the Adviser, First American or the Fund in any way or otherwise be an agent of the Adviser, First American or the Fund.
         2. The Sub-Adviser, at its own expense, shall provide all office space, personnel and facilities necessary and incident to the performance of the Sub-Adviser's services hereunder. The Sub-Adviser may consult with counsel to the Fund and shall be protected insofar as it acts in conformity with advice rendered to it by such counsel. The fees and expenses of counsel to the Fund shall be paid by the Fund.
         3. The Sub-Adviser shall be responsible only for those expenses expressly stated in paragraph 2 to be the responsibility of the Sub-Adviser and shall not be responsible for any other expenses of the Adviser, the Fund or First American, including, as illustrative and without limitation, fees and charges of any custodian (including charges as custodian and for keeping books and records and similar services to First American and the Fund); fees and expenses of directors; fees and expenses of independent auditors, legal counsel, transfer agents, dividend disbursing agents, and registrars; costs of and incident to issuance, redemption and transfer of the Fund's shares, and

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distributions to shareholders (including dividend payments and reinvestment of dividends); brokers' commissions; interest charges; taxes and corporate fees payable to any government or governmental body or agency (including those incurred on account of the registration or qualification of securities issued by First American, dues and other expenses incident to First American's membership in the Investment Company Institute and other like associations; costs of stock certificates, shareholder meetings, corporate reports, reports and notices to shareholders; and costs of printing, stationery and bookkeeping forms.
         4. The Sub-Adviser shall not purchase or sell securities for the Fund in any transaction in which the Sub-Adviser or any affiliate of the Sub-Adviser is acting as broker or dealer. The Sub-Adviser may, with the prior consent of the Adviser, utilize First American's distributor or the Adviser or an affiliate of the Adviser as a broker, including as a principal broker, provided that the brokerage transactions and procedures are in accordance with Rule 17e-1 under the Act, other applicable provisions, if any, of the Act, and the then-effective Registration Statement of First American under the Securities Act of 1933, as amended. All allocation of portfolio transactions shall be subject to such policies and supervision as the Board or any committee thereof deem appropriate and any brokerage policy set forth in the then-effective Registration Statement of First American as provided to the Sub-Adviser. The Sub-Adviser shall provide to the Adviser and the Board such reports in respect to placement of security transactions for the Fund as the Adviser or the Board may reasonably request. The Sub-Adviser also shall provide to the Adviser and the Board such reports assessing the likelihood, if any, of expropriation, nationalization, freezes or confiscation of the Fund's assets in each country in which it invests; foreseeable difficulties, if any, in converting the Fund's cash and cash equivalents into U.S. dollars; and similar matters, as the Adviser or the Board may reasonably request in order to assist the Board in making the determinations required to be made by it pursuant to Rule 17f-5 under the Act.
         5. For the services provided and the expenses assumed by the Sub-Adviser pursuant to this Agreement, the Adviser will pay to the Sub-Adviser as full compensation therefor a fee based on an annual rate of 0.25% of the first $500 million of the average daily net assets of all open-end management investment companies (including, but not limited to, the Fund) for which the Adviser serves as the primary investment adviser and for which the Sub-Adviser serves as a sub-adviser (collectively, the "Sub-Advised Funds") and 0.15% of the average daily assets of the Sub-Advised Funds in excess of $500 million. This fee will be computed based on net assets of the Sub-Advised Funds at the beginning of each day and will be paid to the Sub-Adviser monthly on or before the fifteenth day of the month next succeeding the month for which the fee is paid. The combined fee of all Sub-Advised Funds will be pro-rated among the Sub-Advised Funds on the basis of each such Sub-Advised Fund's relative average daily net assets during the month to which such fee applies. The fee shall be prorated for any fraction of a fiscal year at the commencement and termination of this Agreement. Anything to the contrary herein notwithstanding, the Sub-Adviser may at any time and from time to time waive any part or all of any fee payable to it pursuant to this Agreement.
         6. Nothing in this Agreement shall prevent the Sub-Adviser or any partner, officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Sub-Adviser or any of its partners, officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting, provided, however, that the Sub-Adviser will undertake and permit such persons to undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.
         The Sub-Adviser agrees to indemnify the Fund, First American and the Adviser with respect to any loss, liability, judgment, cost or penalty which the Fund, First American or the Adviser may directly or indirectly suffer or incur in any way arising out of or in connection with any material breach of this Agreement by the Sub-Adviser. The Adviser agrees to indemnify the Sub-Adviser with respect to any loss, liability, judgment, cost or penalty which the Sub-Adviser may directly or indirectly suffer or incur in any way arising out of the performance of its duties under this Agreement, except as provided in the following paragraph.
         The Sub-Adviser shall give the Fund the benefit of its best judgment and effort in rendering services hereunder, but the Sub-Adviser shall not be liable for any act or omission or for any loss sustained by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties, under this Agreement. The Sub-Adviser shall not be entitled to indemnity for any loss, liability, judgment, cost or penalty resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties, under this Agreement.
         7. The Sub-Adviser represents, warrants and agrees that the Sub-Adviser is registered as an "investment adviser" under the Investment Advisers Act of 1940, as amended (the "Advisers Act") and is and shall

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continue at all times to be in compliance in all material respects with the requirements imposed upon it by the Advisers Act. The Sub-Adviser agrees to (a) supply the Adviser with such documents as the Adviser may reasonably request to document the Sub-Adviser's compliance with such laws and regulations, and (b) immediately notify the Adviser of the occurrence of any event which would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to any applicable law or regulation. The Sub-Adviser will furnish to the Adviser a copy of any amendment to the Sub-Adviser's Form ADV promptly following the filing of such amendment with the Securities and Exchange Commission.
         8. The Adviser and the Sub-Adviser each represents and warrants that it has the power to execute and deliver this Agreement and any other documentation relating hereto and to perform its respective obligations under this Agreement and that it has taken all necessary action to authorize such execution, delivery and performance. Such execution, delivery and performance do not violate or conflict with any law applicable to the Adviser or the Sub-Adviser, respectively, any order or judgment of any court or other governmental agency, or any contractual restriction binding on or affecting the Adviser or the Sub-Adviser, respectively. The obligations of the Adviser and the Sub-Adviser, respectively, under this Agreement constitute their respective legal, valid and binding obligations, enforceable against each of them in accordance with the terms hereof.
         9. The effective date of this Agreement shall be the date set forth in the first paragraph hereof. Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect for the period July 2, 2001 through the earliest of (i) 150 days thereafter, (ii) the date on which a new investment advisory agreement is approved by the Fund's shareholders in place of this Agreement, or (iii) an earlier termination of this Agreement by action of First American, as set forth in paragraph 10.
         10. This Agreement may be terminated at any time, without the payment of any penalty, by the Board or by the vote of a majority of the outstanding shares of the Fund, or by the Adviser or the Sub-Adviser, upon 60 days' written notice to the other parties.
         This Agreement shall automatically terminate in the event of its "assignment" (as defined in the Act), provided, however, that such automatic termination shall be prevented in a particular case by an order of exemption from the Securities and Exchange Commission or a no-action letter of the staff of the Commission to the effect that such assignment does not require termination as a statutory or regulatory matter.
         11. This Agreement may be modified by mutual consent, such consent only to be authorized by a majority of the directors of First American who are not parties to this Agreement or "interested persons" (as defined in the Act) of the Adviser, the Sub-Adviser or First American and the vote of a majority of the outstanding shares of the Fund.
         12. Wherever referred to in this Agreement, the vote or approval of the holders of a majority of the outstanding shares of the Fund shall mean the lesser of (a) the vote of 67% or more of the shares of the Fund at a meeting where more than 50% of the outstanding shares are present in person or by proxy, or (b) the vote of more than 50% of the outstanding shares of the Fund.
         13. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.
         14. Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.
         15. The internal law, and not the law of conflicts, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.
         16. This Agreement constitutes the entire agreement between the parties concerning its subject matter and supersedes all prior and contemporaneous agreements, representations and understandings of the parties.

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         IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this
Agreement to be executed by their duly authorized officers as of the day and year first above written.


                                        U.S. BANCORP PIPER JAFFRAY ASSET
                                        MANAGEMENT, INC.


                                        By
                                           -------------------------------------
                                           Its
                                               ---------------------------------

                                        CLAY FINLAY INC.


                                        By
                                           -------------------------------------
                                           Its
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